Exhibit 99.1

Investor Contact:
Quintin Lai Vice President, Investor Relations (610) 594-3318
Quintin.Lai@westpharma.com
West Announces First-Quarter 2018 Results
- Conference Call Scheduled for 9 a.m. EDT Today -

Exton, PA, April 26, 2018 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the first-quarter 2018 and reaffirmed financial guidance for full-year 2018.

Executive Summary

•	First-quarter 2018 reported net sales of $415.7 million grew 7.2% over the prior-year quarter. At constant currency, organic sales growth was 0.2%.

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First-quarter 2018 reported-diluted EPS was $0.58. Excluding restructuring and other costs, first-quarter 2018 adjusted-diluted EPS was $0.62, as compared to $0.81 in the prior-year quarter. Tax benefits associated with share-based payment transactions were $0.03 in the first-quarter 2018, below our expectations of approximately $0.05 and below the $0.21 impact in the same quarter last year.

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The Company is reaffirming full-year 2018 net sales guidance range of $1.720 billion to $1.730 billion. This assumes a translation exchange rate of $1.20 per Euro, unchanged from prior guidance. This represents a conservative assumption given current spot rates.

•	The Company continues to expect 2018 organic sales growth to be within a range of 6% to 8%.

•	The Company is reaffirming full-year 2018 adjusted-diluted EPS range of $2.80 to $2.90.

“Adjusted-diluted EPS,” “net sales at constant currency” and “organic sales” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.
Executive Commentary
“Our first-quarter 2018 results were in line with our expectations given the headwinds that we addressed in our last earnings release,” said Eric M. Green, President and Chief Executive Officer. “We were pleased to see continued momentum in our Generics market unit and our Contract-Manufactured Products segment. After experiencing customer inventory management issues for much of 2017, our Generics team posted high-single digit organic sales growth, representing the third consecutive quarter of accelerating performance. Contract-Manufactured

Products again saw strong growth led by diagnostic devices and injection devices associated with diabetes.
Mr. Green concluded, “We are reaffirming our full-year 2018 financial guidance. We anticipate accelerating organic sales growth over the remainder of the year, as the order flow in our Pharma market unit is expected to follow a similar pattern of improvement that we are experiencing in our Generics market unit. We continue to be the leader in the containment and delivery of injectable biologics and expect a return to normal long-term growth rates in the back half of the year. With sales growth returning to expected levels, gross and operating profit margins should improve as well. We remain on track for initial commercial sales from our Waterford facility later this year and are adding manufacturing capacity to address a growing demand for our administration systems.”
First-Quarter 2018 Financial Results (comparisons to prior-year period)
First-quarter 2018 reported net sales of $415.7 million grew 7.2% over the prior-year quarter. At constant currency, organic sales growth was 0.2%. The deconsolidation of operations in Venezuela and the loss of a consumer-product contract manufacturing customer negatively impacted organic sales growth by 390 basis points.
Proprietary Products segment organic sales declined by 1.8%. The impact from the Venezuela deconsolidation negatively affected organic sales growth by 310 basis points. By market unit, first-quarter 2018 Proprietary Products segment sales growth was led by high-single digit growth in Generics, offset by a low-single digit decline in Biologics and a high-single digit decline in Pharma. The Pharma market unit experienced strong growth in the first-quarter last year, which made for an unfavorable growth comparison in Q1 2018. Contract-Manufactured Products segment organic sales growth was 7.9%, despite the loss of a consumer-product contract manufacturing customer.
First-quarter 2018 gross profit margin was 32.3%, compared to 34.6% in the same period last year, a decline of 230 basis points. Two main drivers of this decline were the deconsolidation of Venezuelan operations and the loss of a consumer-product contract manufacturing customer, which cumulatively accounted for $10.7 million of gross profit in the first quarter of last year and adversely affected gross profit margin by 150 basis points. Additionally, under-absorbed overhead from our Waterford facility more than offset gross profit margin improvement from higher efficiencies and price increases.
Effective January 1, 2018, the Company adopted the new accounting rules, which require an acceleration of the timing of revenue recognition on the sale of certain products and tooling agreements in both segments of our business. The cumulative effect had an immaterial negative impact to first-quarter 2018 net sales of $3 million. For the full-year 2018, the Company expects a reduction of $6 million to expected net sales.
The Company has also adopted the new rules for pension accounting. Instead of recognizing pension gains or losses in the “Selling, general and administrative expenses” line on the income statement, these gains or losses are now located “below the line” in non-operating income. The

Company has restated Q1 2017 and full-year 2017 results to allow year-over-year comparisons with 2018 performance. The impact on the first-quarter 2018 from this pension accounting change was the reclassification of $1.6 million to Other Non-Operating Income. For the full-year 2018, we estimate that the total reclassification will be approximately $7 million.
In February 2018, the Company announced a restructuring program, expected to be implemented over the following twelve to twenty-four months, that will help streamline our manufacturing plant network and enable us to make investments to drive our high-value proprietary products and healthcare-related contract manufacturing business, and drive margin expansion. The plan will require restructuring expense in the range of $8.0 million to $13.0 million and capital expenditures in the range of $9.0 million to $14.0 million. Once fully completed, we expect that the plan will provide the Company with annualized savings in the range of $17.0 million to $22.0 million. During the three months ended March 31, 2018, the Company recorded $3.3 million in restructuring and related charges.
First-quarter 2018 operating profit margin was 12.8%. On an adjusted basis (excluding restructuring and related charges), operating profit margin was 13.6%, compared to 15.6% in the same period last year. The decline was primarily caused by lower gross profit margin.
For the first-quarter 2018, income tax expense was $12.5 million. Excluding restructuring costs and a net tax charge related to U.S. tax reform, the adjusted effective tax rate was 22.5%, compared to 3.6% in the same period last year. Tax benefits from stock-based compensation were $2.1 million in the first-quarter 2018 as compared to $15.9 million in the same period last year. Excluding benefits from stock-based payments, the effective tax rate was 26.3% as compared to 30.2% last year, which reflects the lower U.S. tax rate enacted at the end of 2017.
During the first-quarter 2018, the Company repurchased 540,000 shares of common stock at a cost of $47.9 million under its buyback program. There are up to 260,000 additional shares available to be repurchased under the program authorized by our Board of Directors that expires in December 2018.
Full-Year 2018 Financial Guidance
The Company continues to expect 2018 organic sales growth to be within our long-term projected 6-8% range. Excluding sales that will not recur in 2018 ($32.6 million of 2017 sales will not recur in 2018 due to the loss of a consumer-product contract manufacturing customer and deconsolidation of our Venezuelan operations), the Company expects 2018 organic sales growth to be at the higher end of that range.
The Company is reaffirming full-year 2018 net sales guidance range of $1.720 billion to $1.730 billion. This assumes a translation exchange rate of $1.20 per Euro. Given recent volatility in currency exchange rates, the Company believes it is prudent to use a conservative exchange. Full-year 2018 adjusted-diluted EPS is expected to be in a range of $2.80 to $2.90.
The Company estimates its 2018 capital spending will be less than $150 million.

First-Quarter Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 9889627.
A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the website three hours after the live call and will be available through Thursday, May 3, 2018, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 9889627.
Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as “expected,” “continue,” “increase,” “will,” “estimated,” “believe,” “expect,” “estimate,” “see,” “continued,” “anticipate,” “remain,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in-line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.
Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures
This press release and the preceding discussion of the Company’s results, financial guidance, and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency (organic sales growth)

•	Adjusted operating profit

•	Adjusted operating profit margin

•	Adjusted income tax expense

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt-to-total invested capital

The Company believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. The Company’s executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to its segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
The Company’s executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. The Company urges investors and potential investors to review the reconciliations of its Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. In calculating adjusted operating profit, adjusted operating profit margin, adjusted income tax expense, adjusted net income and adjusted diluted EPS, the Company excludes the impact of items that are not considered representative of ongoing operations. Such items may include restructuring and related costs, certain asset impairments, other specifically-identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the item excluded from adjusted operating profit, adjusted income tax expense, adjusted net income, and adjusted diluted EPS for the three months presented in the accompanying tables:
Restructuring and related charges - During the three months ended March 31, 2018, the Company recorded $3.3 million in restructuring and related charges, consisting of $2.0 million for severance charges, $0.1 million for non-cash asset write-downs, and $1.2 million for other non-cash charges.
Tax law changes - During the three months ended March 31, 2018, following additional analysis, the Company recorded a net tax charge of $0.3 million for the estimated impact of U.S. tax reform. During the three and twelve months ended December 31, 2017, the Company had recorded a provisional charge for the estimated impact of U.S. tax reform, based upon its then-current understanding of the U.S. tax reform and the guidance available at the time. The Company will continue to actively monitor the developments relating to U.S. tax reform, and will adjust its estimate as necessary during the one-year measurement period.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended March 31,
	2018		2017
Net sales	$415.7	100%	$387.7	100%
Cost of goods and services sold	281.3	68	253.5	65
Gross profit	134.4	32	134.2	35
Research and development	9.6	2	10.3	3
Selling, general and administrative expenses	68.3	16	62.5	16
Other expense, net	3.1	1	0.9	—
Operating profit	53.4	13	60.5	16
Interest expense, net	1.3	—	1.8	—
Other nonoperating income	(1.6)	—	(0.8)	—
Income before income taxes	53.7	13	59.5	16
Income tax expense	12.5	3	2.2	1
Equity in net income of affiliated companies	(2.4)	—	(3.6)	1
Net income	$43.6	10%	$60.9	16%

Net income per share:
Basic	$0.59		$0.83
Diluted	$0.58		$0.81

Average common shares outstanding	73.9		73.3
Average shares assuming dilution	75.5		74.9

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended March 31,
Net Sales:	2018	2017
Proprietary Products	$326.2	$308.8
Contract-Manufactured Products	89.5	79.1
Eliminations	—	(0.2)
Consolidated Total	$415.7	$387.7

Operating Profit (Loss):
Proprietary Products	$62.8	$65.1
Contract-Manufactured Products	9.5	8.8
U.S. pension expense	(2.4)	(2.3)
Stock-based compensation expense	(3.4)	(3.5)
General corporate costs	(9.8)	(7.6)
Adjusted Operating Profit	$56.7	$60.5
Adjusted Operating Profit Margin	13.6%	15.6%

Restructuring and related charges	(3.3)	—
Reported Operating Profit	$53.4	$60.5
Reported Operating Profit Margin	12.8%	15.6%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported and Adjusted Operating Profit, Net Income and Diluted EPS

Three months ended March 31, 2018	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$53.4	$12.5	$43.6	$0.58
Restructuring and related charges	3.3	0.6	2.7	0.03
Tax law changes	—	(0.3)	0.3	0.01
Adjusted (Non-GAAP)	$56.7	$12.8	$46.6	$0.62

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Three months ended March 31, 2018	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$326.2	$89.5	$—	$415.7
Effect of changes in currency translation rates	(23.2)	(4.1)	—	(27.3)
Net sales at constant currency (Non-GAAP)(1)	$303.0	$85.4	$—	$388.4

(1) Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to “Non-GAAP Financial Measures” for more information
(in millions, except per share data)

Reconciliation of Reported-Diluted EPS Guidance to Adjusted-Diluted EPS Guidance

Full-Year 2018 Guidance (2) (3)
Reported-diluted EPS guidance	$2.66 to $2.81
Restructuring and related charges	0.08 to 0.13
Tax law changes	0.01
Adjusted-diluted EPS guidance	$2.80 to $2.90

(2) See “Full-Year 2018 Financial Guidance” and “Non-GAAP Financial Measures” in today’s press release for additional information regarding adjusted-diluted EPS.

(3) Guidance includes various currency exchange rate assumptions, most significantly the euro at $1.20 for the remainder of 2018. Actual results will vary as a result of exchange rate variability.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Three Months Ended March 31,
	2018	2017
Depreciation and amortization	$26.4	$23.3
Operating cash flow	$45.0	$20.7
Capital expenditures	$28.0	$37.5

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of March 31, 2018	As of December 31, 2017
Cash and cash equivalents	$199.8	$235.9
Debt	$198.0	$197.0
Equity	$1,305.3	$1,279.9
Net debt-to-total invested capital(4)	N/A	N/A
Working capital	$480.1	$464.0

(4) Net debt and total invested capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.